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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                      SPECIALTY CHEMICAL RESOURCES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      SPECIALTY CHEMICAL RESOURCES, INC.
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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                             [COMPANY LETTERHEAD]

Dear Stockholder:

I am writing to inform you that Institutional Shareholder Services, Inc., has published a report recommending that Specialty Chemical shareholders support your management's slate of nominees in our proxy contest with Charles Woolley's dissident shareholder group.

ISS, based in Bethesda, Maryland, is a leading independent advisor to many institutional investors in the area of proxy voting, corporate governance and other shareholder-related issues.

ISS's report stated that "based on the conversations with and materials filed by both management and the dissidents, we are not convinced that the dissidents' proposal is in the best long-term interests of shareholders. . . .
we believe that shareholders' interests would be best served by allowing the current management to continue implementation of its restructuring program."

ISS's report also specifically endorsed current management, saying "We agree with the dissidents that the company needs a full-time, qualified leader if value is to be restored to shareholders. However, we have found no reason to believe that the company does not have one in Mr. Roth."

The report also criticizes the dissidents' strategy, stating, "Shareholders should note that the dissidents never contacted management or the board prior to launching its proxy fight. Therefore, it cannot be said that the proxy contest is a result of a lack of response on the part of management or the board...While we understand the (dissidents') strategy, we do not support its actions as a proper mode of carrying out corporate governance initiatives."

Our Annual Meeting, scheduled for Thursday, June 8, is less than a week away. There is still time to vote, but you must act promptly. If you have any questions about how to vote your shares, or how to change your vote, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885. We look forward to your shares being represented at our Annual Meeting.
                     On behalf of the Board of Directors,

                     Sincerely,

                     Edwin M. Roth
                     Chairman, President and Chief
                        Executive Officer

CONTACT
- -------
Daniel H. Birch
(212) 929-5748

FOR IMMEDIATE RELEASE:
- ----------------------

          LEADING INSTITUTIONAL ADVISORY FIRM ENDORSES CURRENT BOARD
                    IN PROXY CONTEST AT SPECIALTY CHEMICAL

              SPECIALTY CHEMICAL ANNOUNCES SIGNIFICANT INCREASES
                     IN SALES AND NEW ORDERS FOR MAY 1995

Macedonia, OH., June 5, 1995 -- Specialty Chemical Resources, Inc. (AMEX: CHM) announced today that Institutional Shareholder Services, Inc. (ISS) has published a report recommending that their clients who own Specialty Chemical stock vote to support the current board in the proxy contest with dissident stockholder committee headed by Charles Woolley.

The ISS report states, "Based on the conversations with and materials filed by both management and the dissidents, we are not convinced that the dissidents' proposal is in the best long-term interests of shareholders. Therefore,... we believe that the shareholders' interests would be best served by allowing the current management to continue implementation of its restructuring program".

Specialty Chemical also announced today significant increases in sales and new orders for the month of May. Sales for May 1995 were $4,420,000 compared with $3,562,000 in May 1994, reflecting a 24% increase. New orders for May 1995 were $5,100,000 compared with $4,120,000 in May 1994, reflecting a 25% increase.

Edwin M. Roth, Chairman and Chief Executive Officer of Specialty Chemical commented, "The results for this month of our second quarter further convince us that we are on the right track. While the balance of the second quarter may not be this strong, the total impact of the steps we have taken to improve revenues and our bottom line should bear fruit in the third and fourth quarters, which we anticipate will show solid sales gains and significant profits. New customer orders in May contributed to our positive results and should continue to drive revenues going forward."

Mr. Roth added, "We are pleased to have obtained the endorsement of the leading shareholder advisory firm. We agree with much of the report's independent analysis of the proxy contest, including the commentary on the dissidents' nominal investment in the Company and their failure to raise any concerns with the Company before initiating the contest."

                                   - more -
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Specialty Chemical
June 5, 1995
Page 2


Specialty Chemical's Annual Meeting is scheduled for this Thursday, June 8, 1995, at the company's offices at 10:00 a.m. Six Directors of the Company are up for re-election. Management's nominees are Edwin M. Roth, George N. Aronoff, Victor Gelb, Norton W. Rose, Corey B. Roth and Lionel N. Sterling.

ISS, based in Bethesda, Maryland, is an independent advisor to institutional investors in the areas of proxy voting, corporate governance and other shareholder-related issues. Specialty Chemical has neither sought nor obtained the permission of ISS to quote from its report.


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